Exhibit 99.1

IQINVISION, INC.
2011 STOCK INCENTIVE PLAN
This 2011 Stock Incentive Plan (the “Plan”) is hereby established by IQinVision, Inc., a California corporation (the “Company”), and adopted by its Board of Directors as of November 4, 2011 (the “Effective Date”).

ARTICLE 1.PURPOSES OF THE PLAN
1.Purposes. The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

ARTICLE 2.DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings indicated:
1.Administrator. “Administrator” means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.
2.Affiliated Company. “Affiliated Company” means any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.
3.Award. “Award” means any Option, Restricted Stock or Stock Appreciation Right granted to a Participant under the Plan.
4.Award Agreement. “Award Agreement” means any Option Agreement, Restricted Stock Purchase Agreement or Stock Appreciation Rights Agreement entered into between the Company and a Participant under the Plan.
5.Base Value. “Base Value” shall have the meaning set forth in Section 7.3 hereof.
6.Board. “Board” means the Board of Directors of the Company.
7.Cause. “Cause” shall, unless otherwise defined in a Participant’s written employment agreement or Award Agreement, mean: (a) the commission of any act of fraud, embezzlement or dishonesty by Participant which adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (b) any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (c) the refusal or omission by the Participant to perform any duties required of him if such duties are consistent with duties customary for the position held with the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (d) any act or omission by the Participant involving malfeasance or gross negligence in the performance of Participant’s duties to, or deviation from any of the policies or directives of, the Company or the acquiring or successor entity (or parent or any subsidiary thereof), (e) conduct on the part of Participant which constitutes the breach of any statutory or common law duty of loyalty to the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or (f) any illegal act by Participant which adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or any felony committed by Participant, as evidenced by conviction thereof.
8.Change in Control. “Change in Control” means the occurrence of any of the following:
(a)The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company, provided, however, that a Change in Control shall not result upon such acquisition of beneficial ownership if such acquisition occurs as a result of a public offering of the Company’s securities or any financing transaction or series of financing transactions;
(b)The consummation of a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;
(c)A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or
(d)The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).
9.Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and applicable Treasury Regulations and administrative guidance promulgated thereunder.
10.Committee. “Committee” means a committee of two or more members of the Board appointed to administer the Plan pursuant to Section 8.1 hereof.
11.Common Stock. “Common Stock” means the Common Stock of the Company.
12.Company. “Company” shall have the meaning set forth in the preamble to this Plan.
13.Consultant. “Consultant” means any consultant or advisor if: (a) the consultant or advisor renders bona fide services to the Company or any Affiliated Company; (b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or advisor is a natural person who has contracted directly with the Company or any Affiliated Company to render such services.
14.Continuous Service. Unless otherwise provided in an Award Agreement, the terms of which may be different from the following, “Continuous Service” means (a) Participant’s employment by either the Company or any Affiliated Company, or by successor entity following a Change in Control, which is uninterrupted except for vacations, illness (not including permanent Disability), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, as applicable, (b) service as a member of the Board until the Participant resigns, is removed from office, or Participant’s term of office expires and he or she is not reelected, or (c) so long as the Participant is engaged as a Consultant or other Service Provider.
15.Disability. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.
16.Effective Date. “Effective Date” shall have the meaning set forth in the preamble to this Plan.
17.Established Securities Market. “Established Securities Market” means either: (a) a securities exchange registered with the Securities and Exchange Commission under Section 6 of the Exchange Act; (b) a foreign national securities exchange officially recognized, sanctioned or supervised by governmental authority; or (c) an OTC Market.
18.Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
19.Exercise Price. “Exercise Price” means the purchase price per share of Common Stock payable upon exercise of an Option.
20.Fair Market Value. “Fair Market Value” on any given date means the value of a share of Common Stock, determined as follows:
(a)If the Common Stock is then readily tradable on an Established Securities Market, the Fair Market Value shall be determined by the Administrator through the application of a valuation method permitted under Treasury Regulation Section 1.409A-1(b)(5)(iv)(A); and
(b)If the Common Stock is not then readily tradable on an Established Securities Market, the Fair Market Value shall be determined by the Administrator in good faith through the reasonable application of a reasonable valuation method in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B), which determination shall be conclusive and binding on all interested parties.
21.FINRA Dealer. “FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc.
22.Incentive Option. “Incentive Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
23.New Incentives. “New Incentives” shall have the meaning set forth in Section 8.1(a) hereof.
24.Nonqualified Option. “Nonqualified Option” means any Option that is not an Incentive Option. To the extent any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including without limitation, for failure to meet the requirements applicable to 10% Shareholders or because the annual limit described in Section 5.6 hereof is exceeded, it shall to that extent constitute a Nonqualified Option.
25.Option. “Option” means any option to purchase Common Stock granted pursuant to Article 5 hereof.
26.Option Agreement. “Option Agreement” means the written agreement entered into between the Company and an Optionee with respect to an Option granted under the Plan.
27.Optionee. “Optionee” means a Participant who holds an Option.
28.OTC Market. “OTC Market” means an over-the-counter market reflected by the existence of an interdealer quotation system.
29.Participant. “Participant” means an individual that holds an Option, Restricted Stock or Stock Appreciation Right granted pursuant to the Plan.
30.Plan. “Plan” means this 2011 Stock Incentive Plan of the Company.
31.Publicly Held. “Publicly Held” means, with respect to the Company, any point in time in which any class of common equity securities of the Company are required to be registered under Section 12 of the Exchange Act.
32.Purchase Price. “Purchase Price” means the purchase price payable to purchase a share of Restricted Stock.
33.Repurchase Rights. “Repurchase Rights” means the right of the Company to repurchase shares of Common Stock issued pursuant to an Award granted under the Plan.
34.Restricted Stock. “Restricted Stock” means shares of Common Stock issued pursuant the Plan, subject to any restrictions and conditions as are established pursuant to such Article 6.
35.Restricted Stock Purchase Agreement. “Restricted Stock Purchase Agreement” means the written agreement entered into between the Company and a Participant with respect to the purchase of Restricted Stock under the Plan.
36.Securities Act. “Securities Act” means the Securities Act of 1933, as amended.
37.Service Provider. “Service Provider” means a Consultant or other natural person the Administrator authorizes to become a Participant in the Plan and who provides services to: (a) the Company; (b) an Affiliated Company; or (c) any other business venture designated by the Administrator in which the Company (or any entity that is a successor to the Company) or an Affiliated Company has a significant ownership interest.
38.Stock Appreciation Right. “Stock Appreciation Right” means a contractual right granted to a Participant pursuant to Article 7 hereof, the exercise or settlement of which entitles the Participant to receive shares of Common Stock, cash, or a combination of Common Stock and cash, equal to the difference between the Base Value per share of the Stock Appreciation Right and the Fair Market Value of a share of Common Stock on the date of exercise or settlement, multiplied by the number of shares subject to the Stock Appreciation Right at such time, and subject to such conditions set forth in this Plan and the applicable Stock Appreciation Rights Agreement.
39.Stock Appreciation Rights Agreement. “Stock Appreciation Rights Agreement” means the written agreement entered into between the Company and a Participant with respect to a Stock Appreciation Right granted under the Plan.
40. 10% Shareholder. “10% Shareholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company measured as of an Incentive Option’s date of grant.
41.Treasury Regulations. “Treasury Regulations” shall mean the regulations of the United States Treasury Department promulgated under the Code.

ARTICLE 3.ELIGIBILITY
1.Incentive Options. Only employees of the Company or of an Affiliated Company (including officers of the Company and members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.
2.Nonqualified Options, Restricted Stock and Stock Appreciation Rights. Employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options, Restricted Stock or Stock Appreciation Rights under the Plan.
3.Section 162(m) Limitation. On and after such time, if any, that the Company is Publicly Held, no employee of the Company or of an Affiliated Company shall be eligible to be granted Options or Stock Appreciation Rights covering more than _____________ shares of Common Stock during any calendar year; provided, however, the preceding limitation shall not apply until the earliest time required for compensation attributable to Options or Stock Appreciation Rights granted under the Plan to be exempt from the deduction limitation of Section 162(m) of the Code.

ARTICLE 4.PLAN SHARES
1.Shares Subject to the Plan. As of the Effective Date, there are ______________ shares of Common Stock available for issuance under the Plan. Of this total, _____________ shares of Common Stock are available for issuance pursuant to Incentive Options. For purposes of this Section 4.1, in the event that (a) all or any portion of any Award granted or offered under the Plan can no longer under any circumstances be exercised or (b) any shares of Common Stock are reacquired by the Company which were initially the subject of an Award Agreement, the shares of Common Stock allocable to the unexercised portion of such Award, or the shares so reacquired, shall again be available for grant or issuance under the Plan.
2.Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be automatically made to the aggregate number and kind of shares subject to this Plan, the number and kind of shares and the exercise price or purchase price per share subject to outstanding Award Agreements, and the limits on the number of shares under Sections 3.3 and 4.1 hereof, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

ARTICLE 5.OPTIONS
1.Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement that shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option is granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.
2.Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, provided that (a) the Exercise Price shall not be less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted, and (b) in the case of an Incentive Option granted to a 10% Shareholder, the Exercise Price shall not be less than 110% of the Fair Market Value per share of Common Stock on the date the Incentive Option is granted. However, an Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 424 of the Code, as applicable.

3.Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any restrictions under applicable corporate law, by:
(a)cash;
(b)check;
(c)surrender of shares of Common Stock acquired pursuant to the exercise of an Option, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise;
(d)delivery of a promissory note in a form and with such recourse, interest, security and other provisions as the Administrator determines to be appropriate (subject to applicable corporate law);
(e)cancellation of indebtedness of the Company to the Optionee;
(f)waiver of compensation due or accrued to the Optionee for services rendered;
(g)provided that a public market for the Common Stock exists, a “same day sale” commitment from the Optionee and an FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company;
(h)provided that a public market for the Common Stock exists, a “margin” commitment from the Optionee and an FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or
(i)any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.
4.Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Shareholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.
5.Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation, the achievement of specified performance goals or objectives, as shall be determined by the Administrator. Notwithstanding the foregoing, each Option granted to an employee of the Company or Affiliated Company shall provide that the employee shall have the right to exercise the vested portion of any Option held at the termination of the employee’s Continuous Service for at least thirty (30) days following termination of the employee’s Continuous Service for any reason other than Cause and that the employee (or employee’s designee) shall have the right to exercise the Option for at least six (6) months if such termination of employee’s Continuous Service is due to the death or Disability of the employee.
6.Annual Limit on Incentive Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, if the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company becomes exercisable for the first time by an Optionee during any calendar year exceeds $100,000, such excess shall be a Nonqualified Option.
7.Nontransferability of Options. Except as otherwise provided by the Administrator in an Option Agreement and as permissible under applicable law, no Option shall be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order, and during the life of the Optionee shall be exercisable only by such Optionee. Notwithstanding for the forgoing, the Administrator may grant Nonqualified Options that may transferred to a revocable trust or as otherwise permitted under Rule 701 of the Securities Act.
8.Rights as Shareholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a shareholder with respect to any shares covered by an Option until such Option has been duly exercised and shares purchased upon such exercise have been issued to such person.
9.Unvested Shares. The Administrator shall have the discretion to grant Options that are exercisable for unvested shares of Common Stock on such terms and conditions as the Administrator shall determine from time to time.
10.Compliance with Code Section 409A. Notwithstanding anything in this Article 5 to the contrary, all Options are intended to be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

ARTICLE 6.RESTRICTED STOCK
1.Issuance and Sale of Restricted Stock. The Administrator shall have the authority to grant Restricted Stock under this Plan, subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives. The Purchase Price of Restricted Stock, which may include zero dollars ($0), shall be determined by the Administrator in its sole discretion.
2.Restricted Stock Purchase Agreements. A Participant shall have no rights with respect to the shares of Restricted Stock covered by a Restricted Stock Purchase Agreement until the Participant has paid the full Purchase Price to the Company in the manner set forth in Section 6.3 hereof and has executed and delivered to the Company the Restricted Stock Purchase Agreement. Each Restricted Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Stock, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Restricted Stock Purchase Agreement may be different from each other Restricted Stock Purchase Agreement.
3.Payment of Purchase Price. Subject to any restrictions under applicable corporate law, payment of the Purchase Price may be made, in the discretion of the Administrator, by:
(a)cash;
(b)check;
(c)surrender of shares of Common Stock owned by the Participant, which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance;
(d)delivery of a promissory note in a form and with such recourse, interest, security and other provisions as the Administrator determines to be appropriate (subject to applicable corporate law);
(e)cancellation of indebtedness of the Company to the Participant;
(f)the waiver of compensation due or accrued to the Participant for services rendered; or
(g)any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.
4.Rights as a Shareholder. Upon complying with the provisions of Section 6.2 hereof, a Participant shall have the rights of a shareholder with respect to the Restricted Stock purchased pursuant to a Restricted Stock Purchase Agreement, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in such Restricted Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Restricted Stock Purchase Agreement.
5.Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Restricted Stock Purchase Agreement.
6.Company’s Repurchase Right. In the event of a termination of a Participant’s Continuous Service with the Company for any reason whatsoever (including death or Disability), the Restricted Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Company shall have the right, exercisable at the discretion of the Administrator, to repurchase shares of Common Stock acquired pursuant to a Restricted Stock Purchase Agreement, on such terms as may be provided in the Restricted Stock Purchase Agreement. The repurchase price for shares repurchased by the Company shall be as set forth in the document evidencing the Repurchase Right, subject to the following requirements:
(a)In the case of vested shares, the repurchase price shall be equal to the Fair Market Value per share of Common Stock as of the date of termination of Participant’s Continuous Service; and
(b)In the case of unvested shares, the repurchase price may be equal to one of the following: (i) the Fair Market Value per share of Common Stock as of the date of termination of Participant’s Continuous Service, (ii) the original Purchase Price paid per share, if any, or (iii) the lesser of (A) the original Purchase Price paid per share, if any, or (B) the Fair Market Value per share of Common Stock as of the date of termination of Participant’s Continuous Service.
The terms upon which such Repurchase Right shall be exercisable (including but not limited to the period and procedure for exercise and the timing and method of payment for the purchased shares) shall be established by the Administrator and set forth in the document evidencing such Repurchase Right.

7.Vesting of Restricted Stock. Subject to Section 6.5 above, the Restricted Stock Purchase Agreement shall specify the date or dates, the performance goals or objectives which must be achieved, and any other conditions on which the Restricted Stock may vest.
8.Dividends. If payment for shares of Restricted Stock is made by promissory note, any cash dividends paid with respect to the Restricted Stock may be applied, in the discretion of the Administrator, to repayment of such note.
9.Compliance with Code Section 409A. Notwithstanding anything in this Article 6 to the contrary, all Restricted Stock Awards are intended to be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

ARTICLE 7.STOCK APPRECIATION RIGHTS
1.Grant of Stock Appreciation Rights. The Administrator shall have the authority to grant Stock Appreciation Rights subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant, or that provides for the automatic settlement of the right upon a specified date or event, for shares of Common Stock, cash or a combination of Common Stock and cash.
2.Stock Appreciation Rights Agreements. Each Stock Appreciation Right granted pursuant to this Plan shall be evidenced by a Stock Appreciation Rights Agreement, which shall specify the number of shares subject thereto, vesting provisions relating to such Stock Appreciation Right, the Base Value per share, and whether the Stock Appreciation Right shall be exercisable or subject to settlement for shares of Common Stock, cash or a combination of Common Stock and cash. As soon as is practicable following the grant of a Stock Appreciation Right, a Stock Appreciation Rights Agreement shall be duly executed and delivered by or on behalf of the Company to the Participant to whom such Stock Appreciation Right was granted. Each Stock Appreciation Rights Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to a Stock Appreciation Right. Each Stock Appreciation Rights Agreement may be different from each other Stock Appreciation Rights Agreement.
3.Base Value. The Base Value per share of Common Stock covered by each Stock Appreciation Right shall be determined by the Administrator, except that the Base Value of a Stock Appreciation Right shall not be less than 100% of Fair Market Value of the Common Stock on the date the Stock Appreciation Right is granted.
4.Term and Termination of Stock Appreciation Rights. The term and provisions for termination of each Stock Appreciation Right shall be fixed by the Administrator, but no Stock Appreciation Right may be exercisable or subject to settlement more than ten (10) years after the date it is granted.
5.Vesting and Exercise of Stock Appreciation Rights. Each Stock Appreciation Right shall vest, and become exercisable or subject to settlement, in one or more installments at such time or times and shall be subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more performance criteria, as shall be determined by the Administrator. Notwithstanding the foregoing, each Stock Appreciation Right granted to an employee of the Company or Affiliated Company, on a basis that allows the right to be exercised by the employee, shall provide that the employee shall have the right to exercise the vested portion of such right held at the termination of the employee’s Continuous Service for at least thirty (30) days following termination of the employee’s Continuous Service for any reason other than Cause and that the employee (or employee’s designee) shall have the right to exercise the Stock Appreciation Right for at least six (6) months if such termination of the employee’s Continuous Service is due to the death or Disability of the employee.
6.Payment of Appreciation. A Stock Appreciation Right will entitle the holder, upon exercise or settlement of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (a) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or settlement of the Stock Appreciation Right over the Base Value of such Stock Appreciation Right, by (b) the number of shares as to which such Stock Appreciation Right is exercised or settled. Upon exercise or settlement, payment of the appreciation determined under the preceding formula shall be made in shares of Common Stock, cash, or a combination of both shares and cash, as set forth in the Stock Appreciation Rights Agreement in the discretion of the Administrator. To the extent that payment is made in shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of exercise or settlement.

7.Nontransferability of Stock Appreciation Rights. Except as otherwise provided by the Administrator in an Stock Appreciation Rights Agreement and as permissible under applicable law, no Stock Appreciation Right shall be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order, and during the life of the Participant shall be exercisable only by such Participant. Notwithstanding for the foregoing, the Administrator may grant Stock Appreciation Rights that may transferred to a revocable trust or as otherwise permitted under Rule 701 of the Securities Act.
8.Rights as a Stockholder. A Participant shall have no rights or privileges as a stockholder with respect to any shares covered by a Stock Appreciation Right until such Stock Appreciation Right has been duly exercised or settled and certificates representing shares issued upon such exercise or settlement have been issued to such person.
9.Unvested Shares. The Administrator shall have the discretion to grant Stock Appreciation Rights that may be exercised or settled for unvested shares of Common Stock on such terms and conditions as the Administrator shall determine from time to time.
10.Company’s Repurchase Right. In the event of a termination of a Participant’s Continuous Service for any reason whatsoever (including death or Disability), the Stock Appreciation Rights Agreement may provide, in the discretion of the Administrator, that the Company, or its assignee, shall have the right, exercisable at the discretion of the Administrator, to repurchase shares of Common Stock acquired pursuant to the exercise or settlement of a Stock Appreciation Right at any time prior to the consummation of the Company’s initial public offering of securities in an offering registered under the Securities Act, on such terms as may be provided in the Stock Appreciation Right Agreement. The repurchase price for shares repurchased by the Company shall be equal to the Fair Market Value per share of Common Stock as of the date of termination of Participant’s Continuous Service. The terms upon which such Repurchase Right shall be exercisable (including but not limited to the period and procedure for exercise and the timing and method of payment for the purchased shares) shall be established by the Administrator and set forth in the document evidencing such Repurchase Right.
11.Compliance with Code Section 409A. Notwithstanding anything in this Article 7 to the contrary, all Stock Appreciation Rights Awards are intended to be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

ARTICLE 8.ADMINISTRATION OF THE PLAN
1.Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act.
2.Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which Awards shall be granted, the number of shares of Common Stock to be represented by each Option or Stock Appreciation Rights Agreement and the number of shares of Common Stock to be subject to each Restricted Stock Purchase Agreement, and the consideration to be received by the Company upon the exercise of such Options or Stock Appreciation Rights or sale of Restricted Stock; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Award Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Award Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; (g) to accelerate the vesting of any Award or release or waive any Repurchase Rights of the Company with respect to any Award; (h) to extend the exercise date of any Option or Stock Appreciation Right (but not beyond the original expiration date); (i) to provide for rights of first refusal and/or Repurchase Rights; (j) to amend outstanding Award Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Award Agreement or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

3.Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, (a) any adjustments made pursuant to this Article 8 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (b) any adjustments made pursuant to Article 8 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code; and (c) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Article 8 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the time of grant to be subject thereto.
4.Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

ARTICLE 9.CHANGE IN CONTROL
1.Change in Control. In order to preserve a Participant’s rights with respect to any outstanding Awards in the event of a Change in Control of the Company:
(a)Vesting of all outstanding Options and Stock Appreciation Rights shall accelerate automatically effective as of immediately prior to the consummation of the Change in Control unless the Options and Stock Appreciation Rights are to be assumed by the acquiring or successor entity (or parent or subsidiary thereof) or new options or new stock appreciation rights under a new stock incentive program (“New Incentives”) of comparable value are to be issued in exchange therefor, as provided in subsection (b) below.
(b)Vesting of outstanding Options and Stock Appreciation Rights shall not accelerate if and to the extent that: (i) the Options and Stock Appreciation Rights (including the unvested portions thereof) are to be assumed by the acquiring or successor entity (or parent or subsidiary thereof) pursuant to the terms of the Change in Control transaction, or (ii) the Options and Stock Appreciation Rights (including the unvested portions thereof) are to be replaced by the acquiring or successor entity (or parent or subsidiary thereof) with New Incentives of comparable value containing such terms and provisions as the Administrator in its discretion may consider equitable. If outstanding Options or Stock Appreciation Rights are assumed, or if New Incentives of comparable value are issued in exchange therefor, then each such Option, stock Appreciation Right or New Incentive shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Participant, as the case may be, would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option or Stock Appreciation Right had the Option or Stock Appreciation Right been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of each such Option or new option and the aggregate Base Value of each such Stock Appreciation Right or new stock appreciation right shall remain the same as nearly as practicable.
(c)If any Option or Stock Appreciation Right is assumed by an acquiring or successor entity (or parent or subsidiary thereof) or a New Incentive of comparable value is issued in exchange therefor pursuant to the terms of a Change in Control transaction, then if so provided in the Option Agreement or Stock Appreciation Rights Agreement, the vesting of the Option, Stock Appreciation Right or the New Incentive shall accelerate if and at such time as the Participant’s service as an employee, director, officer, Consultant or other Service Provider to the acquiring or successor entity (or a parent or subsidiary thereof) is terminated involuntarily or voluntarily under certain circumstances within a specified period following consummation of the Change in Control, pursuant to such terms and conditions as shall be set forth in the Option Agreement or Stock Appreciation Rights Agreement.
(d)If vesting of outstanding Options or Stock Appreciation Rights will accelerate pursuant to subsection (a) above, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each such Option or Stock Appreciation Right for an amount of cash or other property having a value equal to the difference (or “spread”) between: (i) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option or Stock Appreciation Right had such Option or Stock Appreciation Right been exercised immediately prior to the Change in Control, and (ii) the Exercise Price of the Option or Stock Appreciation Right.
(e)Notwithstanding Sections 9.1(a)-(d) above, the Administrator shall have the discretion to provide in each Option Agreement or Stock Appreciation Rights Agreement other terms and conditions that relate to (i) vesting of the Option or Stock Appreciation Right in the event of a Change in Control, and (ii) assumption of such Option or Stock Appreciation Right or issuance of comparable securities or New Incentives in the event of a Change in Control. The aforementioned terms and conditions may vary in each Option Agreement or Stock Appreciation Rights Agreement, and may be different from and have precedence over the provisions set forth in Sections 9.1(a) -9.1(d) above.
(f)Outstanding Options and Stock Appreciation Rights shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options or Stock Appreciation Rights, as applicable, are assumed by the successor entity (or parent or subsidiary thereof) pursuant to the terms of the Change in Control transaction.
(g)If outstanding Options or Stock Appreciation Rights will not be assumed by the acquiring or successor entity (or parent or subsidiary thereof), the Administrator shall cause written notice of a proposed Change in Control transaction to be given to Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.
(h)All Repurchase Rights of the Company under this Plan shall automatically terminate immediately prior to the consummation of such Change in Control, and the shares of Common Stock subject to such terminated Repurchase Rights shall immediately vest in full, except to the extent that: (i) in connection with such Change in Control, the acquiring or successor entity (or parent or subsidiary thereof) provides for the continuance or assumption of the Restricted Stock Purchase Agreements (or such other agreements evidencing the Company’s Repurchase Right, as applicable) or the substitution of new agreements of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and purchase price, or (ii) such accelerated vesting is precluded by other limitations imposed by the Administrator in the Restricted Stock Purchase Agreement (or such other agreement evidencing the Company’s Repurchase Right, as applicable) at the time the shares are issued. If the Repurchase Rights shall terminate pursuant to this subsection (a), then the Administrator shall cause written notice of the proposed Change in Control transaction to be given to the effected Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.
(i)The Administrator in its discretion may provide in any Restricted Stock Purchase Agreement (or such other agreement evidencing the Company’s Repurchase Right, as applicable) that if, upon a Change in Control, the acquiring or successor entity (or parent or subsidiary thereof) provides for the continuance or assumption of such Restricted Stock Purchase Agreement (or such other agreement evidencing the Company’s Repurchase Right, as applicable) or the substitution of new agreements of comparable value covering shares of a successor corporation (with appropriate adjustments as to the number and kind of shares and purchase price), then any Repurchase Right provided for in such Restricted Stock Purchase Agreement (or such other agreement evidencing the Company’s Repurchase Right, as applicable) shall terminate, and the shares of Common Stock subject to the terminated Repurchase Right or any substituted shares shall immediately vest in full, if the Participant’s service as an employee, director, officer, Consultant or other Service Provider to the acquiring or successor entity (or a parent or subsidiary thereof) is terminated involuntarily or voluntarily under certain circumstances within a specified period following consummation of a Change in Control pursuant to such terms and conditions as shall be set forth in the Restricted Stock Purchase Agreement (or such other agreement evidencing the Company’s Repurchase Right, as applicable).

ARTICLE 10.AMENDMENT AND TERMINATION OF THE PLAN
1.Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall (i) substantially affect or impair the rights of any Participant under an outstanding Award Agreement without such Participant’s consent, or (ii) cause this Plan, or any Award granted pursuant to it, to violate Code Section 409A. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options that give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Award granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to a Participant pursuant to such terms and conditions.
2.Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Awards may be granted under the Plan thereafter, but Award Agreements then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 11.TAXES
1.Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options or Stock Appreciation Rights exercised or shares of Restricted Stock issued under this Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or Stock Appreciation Right or as a result of the purchase of or lapse of restrictions on shares of Restricted Stock or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

ARTICLE 12.MISCELLANEOUS
1.Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.
2.No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Participant at any time.
3.Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Restricted Stock Purchase Agreements, except as otherwise provided herein, will be used for general corporate purposes.
4.Financial Reports. At least annually, the Company shall provide to each Participant who holds one or more Awards, and in the case of an individual who acquires shares pursuant to the Plan, during the period such individual owns such shares, summary financial information relating to the Company’s financial condition and results of operations to the extent required under Rule 701(e) of the Securities Act.
5.Shareholder Approval. The Company shall obtain shareholder approval of the Plan within twelve (12) months before or after the adoption of the Plan by the Board of Directors.